SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2004

COASTAL BANCORP, INC.
(Exact name of registrant as specified in charter)

TEXAS	0-24526	76-0428727

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5718 Westheimer, Suite 600, Houston, Texas                   77057
(Address of principal executive offices)                                (Zip Code)

Registrant’s telephone number including area code:               (713) 435-5000

(Former name or former address, if changed since last report):               Not applicable

Item 9 .    Regulation FD Disclosure

On April 16 2004, the Company held a web cast to discuss the press release issued on April 15, 2004 regarding its results of operations and financial condition for the quarterly period ended March 31, 2004.

The text of the web cast is as follows:

COASTAL BANCORP, INC.
FIRST QUARTER 2004 EARNINGS WEBCAST
April 16, 2004
10:00 AM

I.    Welcome & Introductions

Good Morning, my name is Catherine Wylie and I am the Chief Financial Officer for Coastal Banc. With me this morning is Manny Mehos our Chairman and Chief Executive Officer. We would like to welcome you to our first quarter earnings release conference call.

Our press release was published after the market closed yesterday. If you have not received a copy one can be obtained from our website at www.coastalbanc.com.

In just a few moments, I will turn the call over to Manny. Once he has completed his statement, we will have a short period in which we will answer questions. If you would like to email us a question you can do so by sending your question to ir@coastalbanc.com. We will retrieve the question and read it on the conference call.

At this time, I would like to officially begin the conference call by reading our safe harbor statement.

II.    Safe Harbor Statement

The statements made in this conference call which are not historical facts contain forward looking statements with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in Coastal Bancorp, Inc.'s Securities and Exchange Commission filings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward looking statements. We do not intend (and are not obligated) to update publicly any forward-looking statement.

At this time, I will turn this call over to Manny Mehos, our Chairman and CEO to discuss our 1st quarter results.

III.    Summary Financial Results for the Quarter

  Fully diluted EPS for the 1st quarter was 75¢ based on approximately 5.5 million outstanding common stock equivalents.
  Net interest margin        1st qtr            4th qtr 2003

                2.53%            2.46%

  Book Value is $25.66 with Tangible Book at $21.62
  Assets: $2.7 billion
  Net Loans Receivable: approximately $2.0 billion
  Deposits: $1.7 billion
  Net interest income, before provision for loan loss, was $16.4 million, which is up approximately $277,000 from the same quarter last year.
  Noninterest income: $4.0 million for the 1st quarter

            Including fee income of:       1st qtr           4th qtr 2003

Service charges            $2.9 million        $3.1 million

Loan fees               $244,000          $186,000

  Noninterest expense: $13.7 million for the quarter, which is down from the 1st quarter of 2003. During 2003 we reduced expenses and were below our expense budget.
  Provision for loan loss at $450,000 for the 1st quarter. This is down $150,000 from the 4th quarter of 2003 and down $450,000, or 50%, from the first three quarters of 2003. The reduction is based on the current level of unallocated reserves. We continue to re-evaluate this each month/quarter.
  We are “well capitalized”. We have $35.9 million excess core capital that we could utilize and still maintain our well capitalized status
  Effective tax rate was 35% for the quarter. This is up from the 1st quarter of 2003 due to the decrease in FDIC tax benefits previously used to offset preferred stock dividends via our FDIC tax return.

IV.    Specific Item Impact on Financial Statements for the Quarter

  Gain on sale of mortgage backed securities of $200,000
  During the 1st quarter we purchased $75.8 million and sold $47.4 million mortgage-backed securities.
  Gain on sale of mortgage loans held for sale of $18,000
  Net gain on sale of real estate owned of $114,000
  Gain on sale of a repossessed asset of $180,000
V.     Net Interest Income

        Pay down rates for the single-family mortgage loan portfolio (annualized)
1st qtr   4th qtr 2003   3rd qtr 2003       2003
29%     39%       over 60%       48%
        Pay down rates for the mortgage-backed securities portfolio (annualized)
1st qtr   4th qtr 2003   3rd qtr 2003       2003
27%     38%       49%                           43%
        Average yield on interest earning assets
1st qtr   4th qtr 2003   3rd qtr 2003   2nd qtr 2003   1st qtr 2003   2003
4.39%              4.33%                4.30%       4.75%       4.97%            4.58%

Average rate on interest bearing liabilities
1st qtr   4th qtr 2003   3rd qtr 2003   2nd qtr 2003   1st qtr 2003   2003
2.07%              2.09%                2.19%       2.42%       2.53%            2.30%

Interest rate spread
1st qtr   4th qtr 2003   3rd qtr 2003   2nd qtr 2003   1st qtr 2003   2003
2.32%              2.24%                2.11%       2.33%       2.44%            2.28%

Interest rate margin
1st qtr   4th qtr 2003   3rd qtr 2003   2nd qtr 2003   1st qtr 2003   2003
2.53%              2.46%                2.34%       2.60%       2.71%            2.52%

VI.    Asset Quality

Nonperforming loans were $14.9 million, which is down $5.3 million or 26% from December 31, 2003.

The amount is comprised of:

•$7.7 million - Single-family mortgages
        This is down $2.5 million from December 31.

•$5.5 million - Acquisition and development
        $5.4 million is to one borrower and we sold these loans earlier in April and will record a reduction to the allowance for loan loss that is less than the amount allocated to the loans at March 31.

•$947,000 - Commercial & industrial
        This is down $2.0 million from December 31.

•$604,000 - Commercial real estate

Ratio of nonperforming assets to total assets was 0.64 basis points, down from 0.85 at December 31.

Nonperforming assets were $17.4 million which includes REO properties totaling $2.5 million.

Ratio of nonperforming loans to total loans was 0.75 basis points, down from 1.02 at December 31.

Allowance for loan losses to nonperforming loans was 131.1% compared to 95.7% at December 31.

Net charged off loans for the quarter was $254,000 with a net charge-off to average loan ratio of
0.01%.

VII.    Where do we go from here?

Thank you all for listening to our conference call. We appreciate your interest in Coastal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2004               COASTAL BANCORP, INC.

/s/ Catherine N. Wylie
By: Catherine N. Wylie
Senior Executive Vice President/
Chief Financial Officer